Exhibit 99.4

January 28, 2021

Experience Investment Corp.

100 St. Paul St., Suite 800

Denver, Colorado 80206

Consent to Reference in Proxy Statement/Prospectus/Consent Solicitation Statement

Experience Investment Corp. (the “Company”) is filing a Registration Statement on Form S-4 with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”). In connection therewith, I hereby consent, pursuant to Rule 438 of the Securities Act, to the reference to me in the proxy statement/prospectus/consent solicitation statement included in such Registration Statement as a future member of the board of directors of the Company, such appointment to commence upon the effective time of the merger described in the proxy statement/prospectus/consent solicitation statement.

Sincerely,

/s/ Robert S. Wiesenthal
Robert S. Wiesenthal